Exhibit 10.13

AMENDED AND RESTATED
SERVICE AGREEMENT

This Amended and Restated Service Agreement (this “Agreement”), entered into as of January 1, 2003 by and between ACE Guaranty Corp. (formerly “ACE Guaranty Re Inc.”), a Maryland domiciled insurance company, (“AGC”) and ACE American Insurance Company, a Pennsylvania domiciled insurance company, (“ACE American”) acting through its Financial Solution’s division (the “Division”), amends and restates the prior Service Agreement between the parties dated as of July 1, 2001.

WHEREAS, AGC maintains a staff of professional insurance executives and administrative and clerical personnel who are experienced in the management of insurance operations; and

WHEREAS, AGC is able to provide administrative, tax, accounting, human resources, data processing, data systems, payroll services and legal services to the Division; and

WHEREAS, the Division requires certain support services in order to conduct business on behalf of ACE American, and AGC desires to provide services,

NOW, THEREFORE, in consideration of the mutual benefits to be derived, the parties hereto hereby agree as follows:

1.                                       AGC will make available such services, including administrative, tax, accounting, human resources, data processing, data systems, payroll services and legal services to the Division as are needed and requested by ACE American.

2.                                       AGC’s staff members who provide services to the Division will remain, for all purposes, the employees of AGC and will be instructed to provide the services to the Division with the same degree of care and diligence as they would exercise in the performance of the same or similar services to AGC.

3.                                       AGC shall compensate its staff members who provide such services to the Division on the same basis as they are customarily compensated for the performance of their regular duties to AGC.  ACE American shall not make any direct payment of any kind to, or compensate in any manner, the staff members of AGC whose services are provided to it.

4.                                       ACE American shall remain the sole owner of all records, documents and other work product developed, utilized or maintained for the Division by AGC’s staff.

5.                                       Each party hereto shall have the right to conduct up to four audits per year of such books, records and accounts of the other party as are reasonably necessary to confirm compliance by such other party with the terms hereof upon giving reasonable notice of its intent to conduct such an audit.  In the event of such audit, the party being audited shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to the audit.

6.                                       In consideration of the services provided by AGC to the Division, ACE American shall pay to AGC, monthly in arrears, a service fee of twenty-seven thousand eighty-three dollars ($27,083).

7.                                       ACE American shall reimburse AGC on a cost basis for expenses related to any outside vendors who provide legal, management information systems, accounting, tax or financial planning services on behalf of the Division. AGC shall provide ACE American with a written accounting of amounts due pursuant to paragraph 6 hereof within ten days following the end of each month.  ACE American shall pay all amounts due to AGC within fifteen days after receipt of such accounting.

8.                                       Should an irreconcilable difference of opinion between the parties arise as to the interpretation of any matter respecting this Agreement, such difference shall be submitted to arbitration as the sole remedy available to the parties.  Such arbitration shall be conducted in the accordance with the rules of the American Arbitration Association, and the arbitration shall take place in New York City.

9.                                       This Agreement shall be effective as of January 1, 2003 and shall terminate sixty (60) days following written notice given by any party to the other parties of its intent to terminate this Agreement.  The parties to this Agreement shall re-evaluate this Agreement and the fee for services annually prior to November 1 and shall amend the Agreement by written consent as necessary.

10.                                 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

11.                                 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.                                 This Agreement shall be binding upon all successors, assignees and transferees of the parties to this Agreement; provided, however, that neither this Agreement nor any rights or obligations under this Agreement may be assigned or transferred by any party without the prior written consent of the other parties.

13.                                 This Agreement constitutes and sets forth the entire agreement and understanding of the parties pertaining to the subject matter hereof. All amendments or modifications hereto shall be in writing and signed by all of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACE GUARANTY CORP.

By:	/s/ Geraldine Alfino Egler
	Name:	Geraldine Alfino Egler
	Title:	Senior Vice President General Counsel

ACE AMERICAN INSURANCE COMPANY

By:	/s/ [ILLEGIBLE]
Name:
Title: